Exhibit 10.1

KING WORLD CORPORATION
830 Morris Turnpike
Short Hills, New Jersey  07078




                               June 5, 1997


Mr. Steven LoCascio
c/o King World Corporation
830 Morris Turnpike
Short Hills, New Jersey 07078

Dear Steve:

          This letter, when accepted by you, shall constitute an agreement between you and King World Corporation (the "Company") with respect to your employment by the Company for the Employment Period (as hereinafter defined).

          1. (a) The Company hereby agrees to employ you as Senior Vice President and Chief Financial Officer of our affiliate King World Produc-tions, Inc. ("King World") for the period commencing on September 1, 1997 and terminating on August 31, 1998 (the "Employment Period"). You hereby agree to accept such employment, to diligently, faithfully and competently perform such services as shall from time to time be reasonably assigned to you by the Company's or King World's Board of Directors or King World's Chairman of the Board, Chief Executive Officer or Chief Operating Officer, and to diligently, faithfully and competently devote your entire business time, skill and attention to the performance of your duties and responsi-bilities to the Company. You shall report to King World's Chairman of the Board, Chief Executive Officer and/or Chief Operating Officer. Your base of operations shall be located at the Company's New Jersey offices, although you acknowledge that your services under this Agreement will require such travel as the Company may reasonable require.

               (b) You hereby grant to the Company options to extend the Employment Period for four additional twelve-month periods (the "Option Periods") to commence on September 1, 1998 and to end on August 31, 1999, in the case of the first Option Period, to commence on September 1, 1999 and to end on August 31, 2000, in the case of the second Option Period, to commence on September 1, 2000 and to end on August 31, 2001, in the case of the third Option Period, and to commence on September 1, 2001 and to end on August 31, 2002, in the case of the fourth Option Period. The Company may exercise such option with respect to any Option Period by giving you written notice to such effect not later than the June 1st preceding the commencement of such Option Period. In the event that the Company elects to exercise any of such options, the terms and provisions of this Agreement shall remain in effect and shall apply during the Employment Period as so extended.

          2. (a) The Company shall pay to you, and you shall accept, for your services performed for the Company and its parent, subsidiaries and affiliates during the Employment Period, salary compensation at the annual rate of (i) $250,000 for the period commencing September 1, 1997 and ending August 31, 1998; (ii) subject to the Company's exercising the option for the first Option Period, $275,000 during such Option Period; (iii) subject to the Company's exercising the option for the second Option Period, $285,000 during such Option Period; (iv) subject to the Company's exercis-ing the option for the third Option Period, $300,000 during such Option Period; and (v) subject to the Company's exercising the option for the fourth Option Period, $315,000 during such Option Period. Any compensation payable pursuant to this paragraph 2(a) shall be paid in accordance with the Company's normal payroll policy at the time in effect.

               (b) During each year of the Employment Period you may also be entitled to a bonus if the Board of Directors of the Company, in its sole and absolute discretion, shall so determine.

               (c) Subject to the provisions of this paragraph (c), you are hereby granted a "non-qualified stock option" under the 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") of King World to purchase 75,000 shares of King World's Common Stock, $.O1 par value (the "Common Stock"), at an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on June 5, 1997. You understand and agree with respect to such stock option that:

          (i) your right to exercise such option shall vest over a five year period as follows: 20% on August 31, 1998; 20% on August 31, 1999; 20% on August 31, 2000; and 40% on August 31, 2002; and

          (ii) if you should cease to be a full-time employee of the Company and any of its subsidiaries or affiliates, then you shall only have the right to exercise the unexercised portion of such option within one month after the date on which you ceased to be so employed and then only to the extent that such portion was vested (pursuant to the foregoing vesting schedule) on the date you ceased to be so employed, and you shall forfeit all other rights to and under such option, PROVIDED, HOWEVER, that if your full-time employment ceases by reason of your death or "disability" (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then such one month period shall instead be a one-year period following the cessation of your employment.

          The foregoing, as well as such other terms and conditions as King World shall deem appropriate, shall be set forth in a definitive stock option agreement. Your rights as an optionee shall be governed by the terms and conditions of such agreement and the Plan.

          3. You shall be entitled to participate, on the same basis as the other employees of the Company, in any pension, life insurance, health insurance or hospitalization plan generally in effect with respect to all such other employees. You shall be entitled to reimbursement of expenses reasonably incurred by you in connection with the performance of your duties hereunder, provided that you promptly furnish documentation therefor reasonably satisfactory to the Company.

          4. (a) In the event of your death, the Employment Period shall automatically terminate, effective upon the date of your death.

               (b) In the event that you are unable to perform the duties required of you pursuant to this Agreement, for (i) ninety (90) days during the Employment Period (whether or not such ninety (90) days are consecu-tive) or (ii) any thirty (30) consecutive days during the Employment Period, by reason of illness or other physical incapacity, the Company may, after the expiration of such ninety (90) or thirty (30) days, terminate the Employment Period.

          5. (a) Except as required in connection with the performance of your services for the Company, you shall not, during or after the termination of the Employment Period, use or disclose to any person, firm, partnership or corporation any confidential or proprietary information or trade secrets of the Company, King World or any of their subsidiaries or affiliates obtained or learned by you during the Employment Period, includ-ing, without limitation, the type and nature of the contracts entered into by the Company, King World or any of their subsidiaries or affiliates in connection with the acquisition of television programming or the acquisi-tion of distribution rights with respect to any such programming (includ-ing, without limitation, the acquisition of advertising time within any television programming or acting as sales agent for any such advertising time, irrespective of whether the Company, King World or any of its subsidiaries or affiliates distributes such programming to television stations ("Advertising Time")), the sale or other distribution of televi-sion programming (including, without limitation, Advertising Time), or the basis upon which the Company, King World or any of their subsidiaries or affiliates elects to acquire television programming or distribution rights with respect to any such programming (including, without limitation, Advertising Time) for sale or other distribution.

               (b) You also agree that during and for a period of two (2) years following the termination of the Employment Period, you will not work for, or render services to or for the benefit of, or otherwise be interest-ed in (whether as an employee, consultant, independent contractor, propri-etor, investor, lender or in any other manner), any business or portion of a business of any person, firm, partnership, corporation or other entity which supplied television programming (including, without limitation, Advertising Time) to, or which entered into a distribution (including, without limitation, sales agency) agreement for television programming with, the Company, King World or any of its subsidiaries or affiliates at any time within the two (2) year period preceding the termination of the Employment Period.

          6. You hereby agree that during and for a period of two (2) years following the termination of the Employment Period, you shall not (a) induce, directly or indirectly, any person, firm, partnership, corporation or other entity from whom or from which the Company, King World or any of their subsidiaries or affiliates acquired television programming or distribution (including, without limitation, sales agency) rights with respect thereto (including, without limitation, Advertising Time) during the Employment Period to terminate its agreement with the Company, King World or such subsidiary or affiliate with respect to such programming or distribution rights (including any such Advertising Time), to elect not to renew any such agreement or not to furnish to the Company, King World or any such subsidiary or affiliate any other television programming or distribution rights (including, without limitation, Advertising Time) or
(b) induce, directly or indirectly, any employee of the Company, King World or any of their subsidiaries or affiliates to terminate his or her employ-ment with the Company, King World or any such subsidiary or affiliate.

          7. You hereby agree that all ideas, creations, improvements and other works of authorship created, developed, written or conceived by you within the scope of your employment hereunder at any time during the Employment Period are works for hire within the scope of your employment and shall be the property of the Company free of any claim whatever by you or any person claiming any rights or interests through you. Notwithstand-ing any other provision of this Agreement that may be to the contrary, nothing contained in this Agreement shall require the Company to utilize your services under this Agreement, the Company's only obligation to you being payment of your compensation and reimbursable expenses under this Agreement during the Employment Period.

          8. (a) You hereby agree to indemnify and hold the Company harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by the Company as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by you.

               (b) The Company hereby agrees to indemnify and hold you harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by you as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by the Company.

          9. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. The failure of a party to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or of any other provision of this Agreement. No waiver or modification of the terms or conditions hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns, heirs, administrators and executors.

               (b) Any legal suit, action or proceeding arising out of or based upon this Agreement may be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the City and County of New York (collectively, the "Speci-fied Courts"), and each party irrevocably submits to the exclusive juris-diction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclu-
sive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

                                   Yours very truly,

                                   KING WORLD CORPORATION


                                   By:
                                      __________________________

ACCEPTED:



________________
Steven LoCascio
<Page 6>

KING WORLD CORPORATION
830 Morris Turnpike
Short Hills, New Jersey 07078







                               June 5, 1997



Mr. Steven LoCascio
c/o King World Corporation
830 Morris Turnpike
Short Hills, New Jersey  07078

Dear Steve:

          This letter, when accepted by you, shall constitute an amendment (the "Third Amendment") to the letter agreement, dated September 1, 1989, as amended May 20, 1991, between King World Productions, Inc. ("King World") and you, which letter agreement was assigned, as of January 1, 1992, by King World to its wholly-owned subsidiary, King World Corporation (the "Company"), and was further amended on January 4, 1994. Such letter agreement, as so amended and assigned, is hereinafter referred to as the "Letter Agreement." All of the definitions of the Letter Agreement shall govern this Amendment.

          The Company agrees that, effective as of the date hereof, the Company employs you as Senior Vice President and Chief Financial Officer of King World.

          Except as modified herein, all terms and provisions of the Letter Agreement shall continue in full force and effect.

                                   Very truly yours,

                                   KING WORLD CORPORATION


                                   By:_______________________

ACCEPTED:

_____________________
Steven LoCascio